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                                                                   EXHIBIT 10.24

NASDAQ

Michael S. Emen
Senior Vice President
Listing Qualifications
(301) 978-8020

By Facsimile and Overnight Mail

March 11, 2002

Mr. Charles T. Jensen
Vice President, Chief Financial Officer
    Treasurer and Director
NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Fort Myers, FL 33901

                Re: NeoMedia Technologies, Inc. (the "Company" or NeoMedia) Nasdaq Symbol: NEOM

Dear Mr. Jensen:

On November 20, 2001, Staff notified the Company that it did not comply with either the minimum $2,000,000 net tangible assets or the minimum $2,500,000 stockholders' equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B).(1) According to the Form 10-Q for the period ended September 30, 2001, Staff determined that the Company's net tangible assets and stockholders' equity were each $1,331,000.(2) The Company reported net losses from continuing operations of ($5,409,000), ($10,472,000), and ($11,495,000), in
its annual filings for the years ended December 31, 2000, 1999, and 1998, respectively. Staff determined that the Company's market capitalization for its common stock was $2,212,688,(3) as of November 16, 2001 and $3,319,033(4) on
March 8, 2002.

(1) Marketplace Rule 4310(c)(2)(B) states that "For continued inclusion, the issuer Shall maintain: (i) stockholders' equity of $2.5 million; (ii) market capitalization of $35 million; or (iii) net income of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years." In June 2001, the SEC approved certain changes to Nasdaq's continued listing standards. Among other things, the new rules change the minimum $2,000,000 net tangible assets requirement for continued listing on The Nasdaq SmallCap Market to a minimum $2,500,000 in stockholders' equity requirement. To implement this change, companies listed as of May 1, 2001, will have until November 1, 2002, to achieve compliance with the minimum equity standard. In the meantime, companies which do not meet the new equity listing standard may continue to qualify for continued inclusion under the minimum net tangible assets standard
(2) Net tangible assets consists of total assets (including the value of patents, copyrights and trademarks), less goodwill, mezzanine items, and total liabilities. In this case, Staff calculated the Company's net tangible assets as follows: $9,245,000 total assets, less $7,914,000 total liabilities, equals $1,331,000 net tangible assets.
(3) The calculation is based on 15,804,917 shares outstanding as of October 31, 2001, multiplied by the closing bid price of $0.14.
(4) The calculation is based on 15,804,917 shares outstanding as Of October 31, 2001, multiplied by the closing bid price of $0.21




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Mr. Charles T. Jensen
March 11, 2002
Page 2

Based on Staff's review, the materials submitted and subsequent conversations with the Company, we have determined to deny the Company's request for continued listing on The Nasdaq SmallCap Market.

The Company stated that its financial advisor SBI-E2 Capital (USA) Inc.(5) had identified "accredited investors" to "purchase" in two tranches, an aggregate of 29 million shares of the Company's common stock for gross proceeds of $4.93 million. The offering, which is not a firm commitment, is structured such that an investor receives shares of NeoMedia's common stock in exchange for a promissory note (6) to the Company. To date, 19 million of the shares have been subscribed for, and, at a Special Meeting on December 11, 2001,(7) the Company's shareholders approved the issuance and sale of up to 29 million shares representing 63% of the Company's outstanding common stock, in exchange for these "limited recourse" promissory notes.(8) In addition, the Company has proposed to settle its past due vendor obligations totaling $486,000 for a combination of cash and common stock.(9)

However, Staff does not believe that the Company's plan will allow it to sustain compliance with Nasdaq's continued listing requirements. According to the unaudited financial statements included in its submission, the Company will report stockholders' equity of ($10,000) for the fiscal year ended December 31, 2001, and a loss of $1.3 million for the quarter then ended. Given its record of losses, even if the Company successfully settles all its past due vendor obligations in exchange for stock, and places all 29 million shares(10), raising gross proceeds of $4.93 million, Staff believes that the Company will report stockholders' equity of only $2.4 million at June 30, 2002.(11) If the Company's losses continue at the current rate, ($496,000 per month), the offering will be insufficient to allow it to maintain compliance beyond June 30, 2002. Further, to date the Company has only placed 19 million shares for gross proceeds of $3.23 million and Staff has no assurance that the second tranche of 10 million shares will be issued at the same terms, if at all. Moreover, once the shares in this private placement become registered,(12) the note holders may sell their shares in the open market to satisfy their obligations

(5) SBI E2-Capital (USA), Inc. is a member of the SoftBank Investment Group.
(6) The notes are priced at $0.17 per share, accrue interest at 6% per year and mature three months from the date of issuance. On March 5, 2002, the closing bid price of the Company's common stock was $0.24. Each promissory note will provide for a mandatory prepayment toward the outstanding principal amount of the note upon any sale of shares purchased with such promissory note.
(7) See Amended Proxy Statement - Notice of Adjournment filed on November 27, 2001.
(8) According to the Company's amended Proxy Statement filed on November 27, 2001, the Company's sole remedy in a default would be to cancel the shares.
(9) As of February 12, 2002, the Company confirmed that five of eleven letters of agreement had been signed by the vendors.
(10) To date, only 19,000,000 of these shares have been subscribed for.
(11) Stockholders' equity at June 30, 2002, calculated as, projected ($10,000) in stockholders' equity at December 31, 2001, plus $4.93 million gross proceeds, plus $486,000 (assuming vendor debt is exchanged for equity), minus $3.0 million ($1.5 million burn rate per quarter multiplied by 2), equals $2,406,000 in stockholders' equity.
(12) On November 16, 2001, the Company filed an Amended Registration Statement on Form S-1 to register these shares. Staff understands that this Registration Statement has not been, declared effective.

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Mr. Charles T. Jensen
March 11, 2002
Page 3

to the Company. Staff is concerned that such sales and the related "overhang" could apply downward pressure on the Company's current stock price, thus affecting its ability to achieve compliance with the minimum bid price requirement and possibly limiting its ability to raise additional funds in the future.

The Company also stated that on August 31, 2001, it signed a letter of intent with The Finx Group, Inc.(13) ("Finx") for the sale of its Qode Business Unit ("Qode") for 500,000 Finx shares. However, the Company has verbally confirmed that the proposed sale transaction is currently "on hold". Moreover, Staff understands that Qode's assets are already pledged under a $500,000 secured note, which was due and payable to AirClic, Inc. by January 11, 2002. In light of this, Staff has no assurance that the Company can execute a definitive agreement or sell its Qode Business Unit as anticipated.

In view of the foregoing, Staff has determined that the Company did not provide a definitive plan evidencing its ability to achieve near term compliance with the continued listing requirements or sustain such compliance over an extended period of time. Accordingly, the Company's securities will be delisted from The Nasdaq SmallCap Market at the opening of business on March 19,2002.

In addition, our records indicate that the Company has not yet paid its listing of additional shares fees of $5,253.80 and annual fees of $8,000.00, which were due as of October 31, 2001 and January 24, 2002,(15) respectively, in accordance with Marketplace Rule 4500 Series. Therefore, the Company does not comply with Marketplace Rule 4310(c)(13) (16) and it must either pay the fees within the next seven calendar days or disclose this as an additional basis for delisting in its press release as described below. If the Company determines to pay the fees prior to the issuance of its press release, it must provide documentation to the Hearings Group evidencing payment.

(13) Currently trading on the Over The Counter Bulletin Board under ticker symbol FXGP. As of March 6, 2002, the closing bid price was $0.14.
(14) According to the Company's Form 10-Q for the period ended September 30, 2001, on July 3, 2001, NeoMedia signed a non-binding letter of intent with AirClic, Inc. to cross-license both companies' intellectual property. Subsequently, on September 6, and October 30, 2001, AirClic filed two suits against the Company for breach of contract and to expedite repayment of its $500,000 note and allegations that the Company's patents are invalid and unenforceable. On February 1, 2002, the Company confirmed that the note has not been repaid.
(15) The fees are due immediately upon receipt of the invoice and are now over 30 days past due. To satisfy the Company's outstanding fee balance, please reference your customer number, ISR1002677, and invoice numbers 01NLAS006039 and 02NA002216 and submit payment (separate from any Hearings fee) by wire transfer as follows:

                           Bank: Riggs National Bank, Washington, D.C.
                           ABA Number: 054000030
                           Beneficiary: Nasdaq
                           Account Number: 08362559

(16) Marketplace Rule 4310(c)(13) states that "[t]he issuer shall pay the Nasdaq Issuer Quotation fee described in the Rule 4500 Series."


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Mr. Charles T. Jensen
March 11, 2002
Page 4

Finally, Staff has concerns about the significant pending litigation against the Company. According to its Form 10-Q for the period ended September 30, 2001, in April 2001, the former President filed suit against the Company and several of its directors, alleging fraud and breach of contract. In addition, in May 2001, three of Qode.com, Inc's creditors have filed an involuntary bankruptcy petition, followed by other lawsuits filed against the Company in September and October 2001 (See Footnote 14). Given the Company's current financial condition, the uncertainty regarding the outcome of these lawsuits could further limit the Company's ability to regain compliance.

Should the Company choose to appeal this determination, Marketplace Rule 4815(b) requires that the Company, as promptly as possible but no later than seven calendar days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.(17) The Company must provide a copy of this announcement to Nasdaq's StockWatch Department and Listing Qualifications Hearings Department (the "Hearings Department") at least 10 minutes prior to its public dissemination.(18) For your convenience, we have enclosed a list of news services. In the event the Company does not make the required public announcement, Nasdaq will halt trading in its securities, even if the Company appeals Staff's determination to a Listing Qualifications Panel (the "Panel") as described below.

Please be advised that Marketplace Rule 4815(b) does not relieve the Company of its obligation to assess the materiality of Staff s determination as it relates to the federal securities laws. This rule also does not provide a safe harbor under the federal securities laws. Accordingly, the Company should consult with securities counsel regarding, its disclosure and other obligations mandated by law.(19)

The Company may appeal Staffs determination to the Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. A hearing request will stay the delisting of the


(17) The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.
(18) This notice should be provided to the attention of Nasdaq's StockWatch Department (telephone: 240/386-6046; facsimile: 240/386-6047), 9509 Key West Avenue, Rockville, Maryland, 20850, and to Nasdaq's Hearings Department (telephone: 301/978-8079; facsimile: 301/978-8080), 9600 Blackwell Road, Third Floor, Rockville, Maryland 20850.
(19) Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Determination on (DATE OF RECEIPT OF STAFF DETERMINATION) indicating that the Company fails to comply with the (NET TANGIBLE ASSETS, MINIMUM BID PRICE, MARKET VALUE OF PUBLIC FLOAT, FILING, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s), and that its securities are, therefore, subject to delisting from (The Nasdaq National/SmallCap Market). The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.


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Mr. Charles T. Jensen
March 11, 2002
Page 5

Company's securities pending the Panel's decision. Hearing requests should not contain arguments in support of the Company's position. The Company may request either an oral hearing or a hearing based solely on written submissions. The fee for an oral hearing is $5,000; the fee for a hearing based on written submissions is $4,000. Please note that the hearing fee is non-refundable and that the check must be made payable to "The Nasdaq Stock Market, Inc.". The request for a hearing and a copy of the check must be received by the Hearings Department no later than 4:00 p.m. Eastern Time March 18, 2002. The request must be in writing and faxed, with a copy of the check, to (301) 978-8080, with the original request sent to:

                              David A. Donohoe, Jr.
                                  Chief Counsel
                          The Nasdaq Stock Market, Inc.
                        9600 Blackwell Road, Third Floor
                              Rockville, MD 20850.

The Company must send the enclosed Hearing Fee Payment Form with its payment to:

If by Regular Mail(20)                         If by Courier/Overnight
---------------------                          -----------------------
The Nasdaq Stock Market, Inc.                  The Nasdaq Stock Market, Inc
P.O. Box 7777-W9740                    or      W9740
Philadelphia, PA 19175-9740                    C/O Mellon Bank, Rm 3490
                                               701 Market Street
                                               Philadelphia, PA 19106

Please note that the delisting will be stayed only if the Hearings Department (the Rockville, MD location) receives the Company's hearing request on or before 4:00 p.m. Eastern Time on March 18,2002.

If you would like additional information regarding the hearing process, please call the Hearings Department at (301) 978-8203.

Marketplace Rule 4890 prohibits communications relevant. to the merits of a proceeding under the Marketplace Rule 4800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Marketplace Rule 4890 will be strictly enforced.


-----------------------------

(20) The P.O. Box address will not accept courier or overnight deliveries.


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Mr. Charles T. Jensen
March 11, 2002
Page 6

If you have any questions, please contact Douglas McKerney, Associate Director, at (301) 978-8011 or Moira Keith, Senior Analyst, at (301) 978-8052.

Very truly yours,
/s/ Michael S. Emen

Enclosure




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News Services List

Dow Jones News Wire Spot
News
Harborsidc Financial Center
800 Plaza Two
Jersey City, NJ 07311-1199
(201) 938-5400
(201) 938-5600 FAX

Businesswire 40 E. 52nd Street
14th Floor
New York, NY 10022
(212) 752-9600
(212) 752-9698 FAX

Bloomberg Business News
Newsroom
P.O. Box 888
Princeton, NJ 08540-0888
(609) 750-4500
(609) 497-6577 FAX

Reuters
Corporate News Desk
199 Waters Street, 10th Floor
New York, NY 10038
(212) 859-1600
(212) 859-1717 FAX

PR Newswire
810 70th Avenue, 35th Floor
New York, NY 10019
(800) 832-5522
(800) 793-9313 FAX




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Hearing Fee Payment Form

Please complete this form legibly and submit it with your payment to the appropriate address below:

Issuer Name:    _______________________________________________________________

Issuer Symbol:  _______________________________________________________________

Issuer Address: _______________________________________________________________

Remitter Name:  _______________________________________________________________
(if not the same as the Issuer)

Check enclosed in the amount of $ _____________        Check No.   ____________

Please attach your payment to this form and send to:

Regular Mail
------------
The Nasdaq Stock Market, Inc.
P.O. Box 7777-W9740
Philadelphia, PA 19175-9740

Courier/Overnigbt
-----------------
The Nasdaq Stock Market, Inc.
W9740
C/O Mellon Bank, Rm 3490
701 Market Street
Philadelphia, PA 19106

Please note that the P.O. Box address will not accept courier or overnight deliveries.


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